AMENDED RETIREMENT BENEFITS PACKAGE AGREEMENT

This Amended Retirement Benefits Package Agreement (the “Agreement”) made and entered into on January 30, 2012 (the “Effective Date”) by and between Ross Stores, Inc. (“Company”) and Norman A. Ferber, an individual (“Ferber”), amends the Amended and Restated Retirement Benefit Package Agreement entered into by the Company and Ferber effective as of January 6, 2010 (the “Prior Agreement”) as follows:

1.	Paragraph 1.1(a) of the Prior Agreement is deleted in its entirety and replaced with the following new Paragraph 1.1(a):

1.1(a) Benefit Plans. Until the death of both Ferber and his spouse, (1) Ferber and his “Immediate Family” (defined as Ferber, Ferber’s spouse and Ferber’s children under the age of twenty one and children twenty one or older if living at home or at college; provided, that, if applicable federal or state laws mandate the coverage of Ferber’s children for a longer period or under additional circumstances than are described herein, such definition shall be automatically deemed amended to comply with such applicable laws), shall be entitled to continue to participate (at no cost to them) in the following Ross employee benefit plans, in effect on the date hereof, in which Ferber now participates: executive medical, dental, vision and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Ferber’s 401(k); and (2) subject to the last sentence of this Section 1.1(a), Ross shall not make any changes in such plans or arrangements that would adversely affect Ferber’s rights or benefits thereunder, unless change occurs pursuant to a program applicable to all senior executives of Ross, including Ross’ Chief Executive Officer, and does not result in a proportionately greater reduction in the rights of, and benefits to, Ferber as compared with any other senior executive of Ross. Ferber shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by Ross in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing, the medical, dental and vision benefits provided under this Section 1.1(a) shall be provided at a minimum level of coverage equal to the greater of (i) the level of coverage provided to Ferber in 2012 (which coverage shall include, without limitation, the benefits set forth on Part II of the attached amended Exhibit A) or (ii) the level of coverage provided to Ross’ Chief Executive Officer during the year such coverage is provided.

2.	Paragraph 1.4 of the Prior Agreement is deleted in its entirety and replaced with the following new Paragraph 1.4:

1.4 Annual Payments. Upon termination of the Consultancy Agreement upon the Termination Date (as defined in the Consultancy Agreement), or for any reason other than Ferber’s death prior to the Termination Date, Ross shall pay Ferber annually the amount of $75,000 for a period of ten (10) years with the first such payment to be made in the year in which the Consultancy Agreement so terminates, and each annual payment is to be made on the earlier of (a) June 1st (or if June 1st is not a business day, the immediately following business day) if such termination occurs on the Termination Date, or (b) ten (10) days after the termination of the Consultancy Agreement (or if the 10th day is not a business day, the immediately following business day) if such termination occurs prior to the Termination Date for any reason other than Ferber’s death, of each year during year during this ten-year period.

3.	Except as so amended, the Prior Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the first date first above written.

Company:

ROSS STORES, INC.

By:
	George P. Orban	Norman A. Ferber
Chairman, Compensation
Committee

EXHIBIT A TO AMENDED AND RESTATED RETIREMENT BENEFIT PACKAGE AGREEMENT

		Annual Total	Gross-Up
		Cost	(43.815%)	Ross Cost
Part 1
	Executive Medical - Family Coverage	$49,224.36		$49,224.36
	Executive Dental - Family Coverage	$5,563.92		$5,563.92
	Executive Vision - Family Coverage	$2,499.00		$2,499.00
	2011 401k Match on max comp (4% of $245k)	$9,800.00		$9,800.00
	Group Life Insurance ($1m)	$2,112.00	$1,647.01	$3,759.01
	Group Acc Death & Dis Insurance ($1m)	$276.00	$215.23	$491.23
	Life Insurance - $2m Policy	$8,150.00	$6,355.65	$14,505.65
	Estate/Tax Planning Reimbursement (up to $20k)	$20,000.00	$15,596.69	$35,596.69
	Health Advisory Service	$13,500.00	$10,527.77	$24,027.77

	Total	$111,125	$34,342	$145,468

Part 2

Executive Medical
Plan covers 100% of all necessary medical expenses in the Aetna Network of providers or
Plan covers 100% of all necessary medical expenses after $300 annual deductible per family member if the provider is not in the Aetna network of Physicians
No co-payments or prescription costs and no limit on how much treatment is covered

Executive Dental
Plan covers 100% of all necessary dental expenses whether or not the dentist is in network (Metlife)
Annual maximum per family member is $7,500
Lifetime maximum per family member for orthodontia is $10,000

Executive Vision
Plan covers 100% of all medically necessary expenses whether or not the optometrist is in network (VSP)
Maximum of $500 per frame
Non-prescription sunglasses are not covered